News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Generates $1.0 Million in Sales for December

Sales Increase of 212% Compared to Prior Year

TAMPA, FL – January 15, 2019 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company generated sales of $1.0 million for the month of December, as compared to $0.32 million in December 2017, representing a 212% increase. The sales growth was primarily a result of MagneGas’ expansion into California, Texas and Louisiana through six acquisitions it made in 2018.

Overall, December is historically the slowest sales month for MagneGas, impacted primarily due to the holiday season. Given both Christmas and New Years’ holidays occurred mid-week in 2018, MagneGas lost 3 out of 23 business days to observe those holidays for its employees during the month.

Despite the expected seasonal slowdown, sales from MagneGas’ California operations were most resilient in December at a combined $0.45 million across the state’s branches, which only represented a decrease of 8.5% from November.

In Texas and Louisiana, sales were $0.32 million for the month, which was at the second highest sales level recorded for this market under MagneGas management. Sales were in part impacted during the consolidation of the two Shreveport locations, which will be fully-consolidated into one location in early 2019.

Sales in Florida were $0.24 million. The Lutz location continues to show steady growth, as this branch is effectively penetrating the Tampa market from the north, as well as gaining access to large utility power client opportunities in the county.

“With new management in place, I’m proud we produced solid sales results in a month that we normally expect to be slow because to the holidays,” commented Scott Mahoney, Chief Executive Officer of MagneGas. “We’re generating operational efficiencies as a result of scale and integration of newly-acquired businesses. For example, our new aligned sales process is streamlined and driving very efficient sales results that heralds a busy first quarter in 2019. We already have a series of MagneGas metal cutting fuel demonstrations scheduled in all major markets that should stimulate new client growth and existing customer adoption of our proprietary product set. We are also looking forward to shifting our focus from internal integration to a strong outward marketing effort with our newfound scale and resources.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.